Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

Gilman Ciocia, Inc.

Gilman Ciocia, Inc., a corporation existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.     The name of the Corporation is Gilman Ciocia, Inc.

2.     The Corporation was originally incorporated under the name Gilman & Ciocia, Inc. The Corporation’s original Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on September 3, 1993.

3.     This Amended and Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation of the Corporation.

4.     In accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), this Amended and Restated Certificate of Incorporation was duly adopted by written consent of the directors and stockholders of the Corporation.

5.     The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

FIRST: The name of the Corporation is Gilman Ciocia, Inc.

SECOND: The registered office of the Corporation in the State of Delaware is to be located at 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, 19904. The Registered Agent in charge thereof is National Registered Agents, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

FOURTH: The amount of the total authorized capital stock of the corporation is one thousand (1,000) shares, all of which are of a par value of $.01 dollars each and classified as Common stock.

FIFTH: The duration of the Corporation shall be perpetual.

SIXTH: The personal liability of all of the directors of the Corporation is hereby eliminated to the fullest extent allowed as provided by the DGCL, as the same may be supplemented and amended.

SEVENTH: The Corporation shall, to the fullest extent legally permissible under the provisions of the DGCL, as the same may be amended and supplemented, indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against any and all liabilities (including expenses) imposed upon or reasonably incurred by him in connection with any action, suit or other proceeding in which he may be involved or with which he may be threatened, or other matters referred to in or covered by said provisions both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the corporation. Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, Agreement or Resolution adopted by the shareholders entitled to vote thereon after notice

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its President as of this 18th day of October, 2013.

Gilman Ciocia, INC.

By:	/s/ Michael Ryan
Name: Michael Ryan
Title: President

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